Exhibit 99.1


            CARRINGTON AND MEDTRADE PRODUCTS SIGN SUPPLY AGREEMENT
                          FOR PERSONAL CARE PRODUCTS


 JUNE 8, 2005 Irving, Texas Carrington Laboratories, Inc. (Nasdaq: CARN), a research-based, biopharmaceutical and consumer products company, signed a supply agreement with Medtrade Products, Ltd., a United Kingdom company.

 Medtrade is a medical development and OEM supply company which specializes in products for the global retail and hospital markets. It will provide a unique product, based on Carrington's specifications, which will be marketed initially through a major personal care outlet throughout the United States with options for international distribution.

 "The dedication of our development and operations personnel has made this unique product possible and we look forward to extensions of the product line using Carrington's proprietary raw materials and technologies," stated Pamela Schonbeck, senior director of consumer services

 The estimated value of the product to be shipped in the latter half of 2005 could be between $0.6M and $0.8M.


 About Carrington

 Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring polymeric carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

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 Certain statements  in this release  concerning Carrington  may be  forward-
 looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q filed May 13, 2005.